Exhibit 99.1

Press Release

For More Information Contact
FOR IMMEDIATE RELEASE	Darrell Lee, CFO/VP
August 3, 2009	763-493-6370 / www.mocon.com

MOCON Announces Second Quarter Sales and Net Income

MINNEAPOLIS, MN, August 3, 2009 – MOCON, Inc. (NasdaqGM:MOCO) today reported its operating results for the quarter ended June 30, 2009.

Net sales for the second quarter 2009 were $6,421,000, a decrease of 13 percent compared to $7,379,000 for the second quarter 2008.  Net income for the second quarter 2009 was $516,000, a 51 percent decrease compared to $1,051,000 for the second quarter 2008.  Diluted net income per share was $0.09 in the second quarter 2009 compared to $0.18 for the same period in 2008.  Six-month sales were $12,593,000, a decrease of 15 percent compared to $14,841,000 for the first six months of 2008.  Net income and diluted net income per share were $914,000 and $0.16, respectively, for the first half of 2009, decreases of 53 percent compared to $1,937,000 and $0.34 for the same period in 2008.

The continuing effects of the global economic recession contributed to a decrease in sales across most major product lines in the second quarter 2009 compared to second quarter 2008.  Sales of our permeation equipment and services, which accounted for 56 percent of total consolidated sales in the second quarter 2009, decreased 16 percent compared to the same period in 2008.  Sales of our gas analyzers and sensors, which accounted for 16 percent of our total consolidated sales in the second quarter 2009, decreased 36 percent compared to the second quarter in 2008.  These decreases were offset by sales of our packaging equipment, which accounted for 20 percent of our total consolidated sales in the second quarter 2009, increasing 27 percent compared to the same period in 2008.  Geographically, our sales for the second quarter 2009 were down 20 percent and 7 percent in our domestic and foreign markets, respectively, compared to the same period in the prior year.

The decrease in net income during the second quarter 2009 compared to the same period last year was primarily due to the lower level of sales in the current period and the decrease in the overall gross profit margin percentage, which was primarily related to sales mix and lower volume over which to allocate fixed costs.  Our selling, general and administrative expenses were consistent between periods although well below levels that we had planned for 2009 due to additional expense saving measures we implemented in the second quarter 2009.  Our research and development expenses were lower this quarter compared to the same quarter last year as certain discretionary product development costs were temporarily delayed.

“While we continue to feel the effects of the economic slowdown, we were encouraged to see a 23 percent increase in orders this quarter compared to the first quarter in 2009.  We are continuing to monitor our costs very closely and are deferring discretionary expenditures wherever possible.  As a show of confidence in the company’s future, we repurchased $1.6 million of our outstanding common stock in the second quarter 2009, and authorized the purchase of an additional $2 million,” commented Robert L. Demorest, MOCON President and CEO.

MOCON is a leading provider of detectors, instruments, systems and consulting services to research laboratories, production facilities, and quality control and safety departments in the medical, pharmaceutical, food and beverage, packaging, environmental, oil and gas and other industries worldwide.  See www.mocon.com for more information.

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements include statements that can be identified by words such as “will,” “may,” “expect,” “believe,” “anticipate,” “estimate,” “continue,” or other similar expressions.  All forward-looking statements speak only as of the date of this press release.  MOCON undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.  In addition to the risks and uncertainties of ordinary business operations and conditions in the general economy and the markets in which the Company competes, there are important factors that could cause actual results to differ materially from those anticipated by the forward-looking statements made in this press release.  These factors include, but are not limited to, competition and technological change, worldwide economic and political stability, setbacks in product development programs, order cancellations, slower-than-anticipated customer acceptance of new products, dependence on certain key industries, risk associated with the Company’s acquisition strategy and international operations, and other  factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and other documents MOCON files with or furnishes to the Securities and Exchange Commission.

MOCON’s shares are traded on the Nasdaq Global Market System under the symbol MOCO.

MOCON is a registered trademark of MOCON, Inc.; other trademarks are those of their respective holders.

MOCON, INC.

SUMMARY CONSOLIDATED FINANCIAL DATA

(in Thousands, Except Per Share Data)

INCOME STATEMENT DATA: (unaudited)

	Quarters Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Sales
Products	$5,914	$6,923	$11,757	$14,025
Consulting services	507	456	836	816
Total sales	6,421	7,379	12,593	14,841

Cost of sales
Products	2,533	2,735	4,888	5,655
Consulting services	261	244	487	478
Total cost of sales	2,794	2,979	5,375	6,133

Gross profit	3,627	4,400	7,218	8,708

Selling, general and administrative expenses	2,491	2,442	5,072	5,024
Research and development expenses	462	483	970	1,027
Operating income	674	1,475	1,176	2,657

Other income	119	157	228	289
Income before income taxes	793	1,632	1,404	2,946

Income taxes	277	581	490	1,009

NET INCOME	$516	$1,051	$914	$1,937

Net income per common share:
Basic	$0.09	$0.19	$0.16	$0.35
Diluted	$0.09	$0.18	$0.16	$0.34

Weighted average common shares outstanding:
Basic	5,560	5,553	5,576	5,543
Diluted	5,638	5,689	5,643	5,671

BALANCE SHEET DATA:

	June 30, 2009	December 31, 2008
	(unaudited)	(audited)
Assets:
Cash and marketable securities	$11,659	$11,641
Accounts receivable, net	4,448	4,770
Inventories	4,577	4,732
Other current assets	1,524	1,214
Total current assets	22,208	22,357
Marketable securities, noncurrent	2,277	4,468
Property, plant and equipment, net	1,769	1,826
Other assets, net	4,340	4,302

Total assets	$30,594	$32,953

Liabilities and Stockholders’ Equity:
Total current liabilities	$3,660	$4,464
Total noncurrent liabilities	271	271
Stockholders’ equity	26,663	28,218

Total liabilities and stockholders’ equity	$30,594	$32,953